Exhibit 99.1

Hawthorn Bancshares Reports 2019 Financial Results

Jefferson City, Mo. — January 30, 2020 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the year ended December  31, 2019.

Net income for the current year was $16.1 million, or $2.57 per diluted common share, compared to $10.7 million, or $1.71 per diluted common share, for 2018. Included in the current year net income is a pretax gain on the sale of our Branson branch of $2.2 million ($1.7 million after tax), or $0.27 per diluted common share. Excluding this gain, non-GAAP net income for the current year was $14.4 million, or $2.30 per diluted common share.  Income taxes as a percentage of earnings before income taxes for the current year were 19.2% compared to 13.5% for the prior year. The change in the effective tax rate for the year ended December 31, 2019 over the year ended December 31, 2018, was primarily due to the final impacts of the Tax Cuts and Jobs Act that decreased the 2018 tax rate, as well as an increase to pre-tax income that increased the 2019 tax rate.

The year-to-date return on average common equity for the current year was 14.77%  (13.19% excluding the Branson branch sale gain) compared to 11.45% for the prior year and the return on average assets was 1.09%  (0.97% excluding the Branson branch sale gain) compared to 0.74% for the prior year.

Commenting on earnings performance, Chairman David T. Turner said,  “Hawthorn reported a 34.5% increase in non-GAAP earnings per diluted common share to $2.30 for the current year excluding the Branson branch sale gain.  This followed a 37.9% increase in non-GAAP earnings per diluted common share for 2018 excluding the impact of the Tax Act and tax planning initiatives in 2017. Although loan growth slowed during 2019, we still increased net loans by $21.8 million from year-end 2018 and year-to-date average loans increased $57.1 million, or 5.2% over 2018.  In addition, we improved our year-to-date net interest margin by 20 basis points to 3.51% in 2019. In spite of this growth, we have continued to maintain high loan quality as nonperforming loans to total loans was 0.43% at December 31, 2019, compared to 0.49% at December 31, 2018.

Non-interest income of $8.9 million for the current year (excluding the Branson branch sale gain) was $0.4 million lower than the prior year.  This decrease was primarily due to market value write downs of our mortgage servicing rights during 2019 of $0.4 million compared to write ups of $0.3 million during 2018.  This net reduction of $0.7 million was partially offset by additional bank card income of $0.3 million.  Non-interest expense of $38.7 million for the current year was $1.6 million, or 4.0% below the prior year. The decrease from the prior year was mostly due to lower salaries and benefits of $1.5 million resulting from our reduction of 55, or 16.5%, in full-time equivalent staff since December 31, 2017.”

Net Interest Income

Net interest income for the year ended December 31, 2019 was $48.7 million compared to $44.6 million for the year ended December 31, 2018,  an increase of $4.1 million, or 9.2%.  Contributing to this increase was an increase in average loans for 2019 of $57.1 million, or 5.2% from 2018 while the net interest margin improved by 20 basis points to 3.51% in 2019.

Non-Interest Income and Expense

Non-interest income (excluding the Branson branch sale gain) for the year ended December 31, 2019 was $8.9 million compared to $9.3 million for the prior year ended December 31, 2018.    The $0.4 million decrease from the prior year was primarily due to a $0.7 million year over year decrease in the fair market value adjustment of mortgage servicing rights, partially offset by a $0.3 million increase in bank card income.

Non-interest expense of  $38.7 million for the current year decreased  $1.6 million, or 4.0% from the year ended December 31, 2018. This decrease primarily resulted from lower salaries and employee benefits expense of $1.5 million, or 16.5% due to reductions in staff of 55 full-time equivalent positions since December 31, 2017.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.43% of total loans at December 31, 2019 compared to 0.49% at December 31, 2018.  For the year ended December 31, 2019, the Company recorded net charge-offs of $325,000, or 0.03% of average loans compared to net charge-offs of $675,000, or 0.06% of average loans for the year ended December 31, 2018.  The allowance for loan losses at December 31, 2019 was $12.5 million, or 1.07% of outstanding loans, and 246.09% of non-performing loans. At December 31, 2018, the allowance for loan losses was $11.7 million, or 1.02% of outstanding loans, and 208.97% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of December 31, 2019.

Financial Condition

Comparing December 31, 2019 balances with December 31, 2018 total assets increased $11.3 million primarily due to a  $21.8 million, or 1.9%, increase in net loans and a $37.1 million increase in federal funds sold and other overnight interest-bearing deposits, partially offset by a $43.0 million, or 19.8% decrease in investment securities. During the same period, stockholders’ equity increased 15.7% to $115.0 million, or 7.7% of total assets. The total risk based capital ratio of 14.70% and the leverage ratio of 10.73% at December  31, 2019, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2019	2019	2018
Total interest income	$15,946	$15,925	$15,196
Total interest expense	3,355	3,564	3,692
Net interest income	12,591	12,361	11,504
Provision for loan losses	300	450	475
Noninterest income	2,300	2,424	2,384
Investment securities (loss) gain, net	—	(40)	(1)
Gain on sale of branch, net	—	109	—
Noninterest expense	9,582	9,590	10,207
Pre-tax income	5,009	4,814	3,205
Income taxes	941	954	586
Net income	$4,068	$3,860	$2,619
Earnings per share:
Basic:	$0.65	$0.62	$0.42
Diluted:	$0.65	$0.62	$0.42

	For the Year Ended
	December 31,
Statement of income information:	2019	2018
Total interest income	$63,970	$57,779
Total interest expense	15,232	13,186
Net interest income	48,738	44,593
Provision for loan losses	1,150	1,475
Noninterest income	8,937	9,341
Investment securities (loss) gain, net	(40)	255
Gain on sale of branch, net	2,183	—
Noninterest expense	38,731	40,332
Pre-tax income	19,937	12,382
Income taxes	3,823	1,668
Net income	$16,114	$10,714
Earnings per share:
Basic:	$2.57	$1.71
Diluted:	$2.57	$1.71

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	December 31,	September 30,	December 31,
Key financial ratios:	2019	2019	2018
Return on average assets (YTD)	1.09%	1.09%	0.74%
Return on average common equity (YTD)	14.77%	15.03%	11.45%

	December 31,	September 30,	December 31,
	2019	2019	2018
Allowance for loan losses to total loans	1.07%	1.06%	1.02%
Non-performing loans to total loans (a)	0.43%	0.41%	0.49%
Non-performing assets to loans (a)	1.53%	1.53%	1.68%
Non-performing assets to assets (a)	1.20%	1.22%	1.30%
Performing TDRs to loans (a)	0.22%	0.23%	0.27%
Allowance for loan losses to non-performing loans (a)	246.09%	255.79%	208.97%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	December 31,	September 30,	December 31,
Balance sheet information:	2019	2019	2018
Total assets	$1,492,962	$1,449,338	$1,481,682
Loans, net of allowance for loan losses	1,156,748	1,139,340	1,134,975
Investment securities	180,901	187,480	223,880
Deposits	1,186,521	1,137,407	1,198,468
Total stockholders’ equity	115,038	112,814	99,414

Book value per share	$18.33	$17.97	$15.86
Market price per share	$25.50	$23.83	$20.22
Net interest spread (YTD)	3.20%	3.15%	3.06%
Net interest margin (YTD)	3.51%	3.47%	3.31%
Net interest margin (QTR)	3.63%	3.64%	3.35%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustment to exclude the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31, 2019, which is non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of this item provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information.

The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000, except per share data

	Three Months Ended
	December 31,	September 30,	December 31,
Statement of income information:	2019	2019	2018
Net income – GAAP	$4,036	$3,860	$2,619
Effect of net gain on branch sale	—	(86)	—
Net income - Non-GAAP	$4,036	$3,774	$2,619
Earnings per share:
Basic – GAAP	$0.65	$0.62	$0.42
Effect of net gain on branch sale	—	(0.01)	—
Basic - Non-GAAP	$0.65	$0.61	$0.42
Diluted – GAAP	$0.65	$0.62	$0.42
Effect of net gain on branch sale	—	(0.01)	—
Diluted - Non-GAAP	$0.65	$0.61	$0.42

	For the Year Ended
	December 31,
Statement of income information:	2019	2018
Net income - GAAP	$16,114	$10,714
Effect of net gain on branch sale (a)	(1,725)	—
Net income - Non-GAAP	$14,389	$10,714
Earnings per share:
Basic – GAAP	$2.57	$1.71
Effect of net gain on branch sale (a)	(0.27)	—
Basic - Non-GAAP	$2.30	$1.71
Diluted – GAAP	$2.57	$1.71
Effect of net gain on branch sale (a)	(0.27)	—
Diluted - Non-GAAP	$2.30	$1.71

(a) The pre-tax gain on the sale of the Branson Branch was $2.2 million and $1.7 million after tax for the year ended December  31, 2019.

NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

$000, except per share data

	December 31,	September 30,	December 31,
Key financial ratios:	2019	2019	2018
Return on average assets (YTD) – GAAP	1.09%	1.09%	0.74%
Effect of net gain on branch sale (a)	(0.12)%	(0.16)%	—%
Return on average assets (YTD) - Non-GAAP	0.97%	0.93%	0.74%
Return on average common equity (YTD) – GAAP	14.77%	15.03%	11.45%
Effect of net gain on branch sale (a)	(1.58)%	(2.15)%	—%
Return on average common equity (YTD) - Non-GAAP	13.19%	12.88%	11.45%

(a) The pre-tax gain on the sale of the Branson Branch was $2.2 million and $1.7 million after tax for the year ended December  31, 2019.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Bruce Phelps,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the  Company's quarterly and annual reports filed with the Securities and Exchange Commission.